(EXHIBIT 11)
CONCORDE CAREER COLLEGES, INC.
COMPUTATION OF EARNINGS PER SHARE (EPS)

	Basic EPS Six Months Ended June 30,		Diluted EPS Six Months Ended June 30,
	2006	2005	2006	2005
Weighted average shares outstanding..........................................	5,483,000	5,984,000	5,483,000	5,984,000
Options (1)..........................................................................................			210,000	268,000
Adjusted weighted average shares................................................	5,483,000	5,984,000	5,693,000	6,252,000

Net income available to common shareholders............................	$ 1,560,000	$ 1,282,000	$ 1,560,000	$ 1,282,000
Net income per share........................................................................	$ .28	$ .21	$ .27	$ .21

	Basic EPS Three Months Ended June 30,		Diluted EPS Three Months Ended June 30,
	2006	2005	2006	2005
Weighted average shares outstanding..........................................	5,501,000	5,991 ,000	5,501,000	5,991,000
Options (2)..........................................................................................			217,000	239,000
Adjusted weighted average shares................................................	5,501 ,000	5,991,000	5,718,000	6,230,000

Net income available to common shareholders.............................	$ 682,000	$ 876,000	$ 682,000	$ 876,000
Net income per share.........................................................................	$ .12	$ .15	$ .12	$ .14

(1) Options with an exercise price that was greater than the average stock price for the period have not been included in the calculation because they would have been antidilutive. For the six months ended June 30, 2006 these options represent 97,000 shares at an average exercise price of $22.86. The exercise prices ranged from $16.30 to $26.63 per share. For the six months ended June 30, 2005 these options represent 104,400 shares at an average exercise price of $22.58. The exercise prices ranged from $16.30 to $26.63 per share.

(2) Options with an exercise price that was greater than the average stock price for the period have not been included in the calculation because they would have been antidilutive. For the three months ended June 30, 2006 these options represent 97,000 shares at an average exercise price of $22.86. The exercise prices ranged from $16.30 to $26.63 per share. For the three months ended June 30, 2005 these options represent 164,400 shares at an average exercise price of $19.77. The exercise prices ranged from $14.87 to $26.63 per share.

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